Page 1 of 19 EMPLOYMENT AGREEMENT Between: ERIC JOHN GUERIN (the “Executive”) And: RITCHIE BROS. AUCTIONEERS (CANADA) LTD., a corporation incorporated under the laws of Canada (the “Employer”) WHEREAS: A. The Employer and its affiliates are in the business of providing asset management and transaction solutions for commercial assets and vehicles; and B. The Employer and the Executive wish to enter into an employment relationship on the terms and conditions as described in this Agreement; NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, the Employer and the Executive agree as follows: 1. EMPLOYMENT a. The Employer agrees to employ the Executive pursuant to the terms and conditions described in this Agreement, including the appendices to this Agreement, and the Executive hereby accepts and agrees to such employment. Unless otherwise defined, the defined terms in this Agreement will have the same meaning in the appendices hereto. b. The Executive will be employed in the position of Chief Financial Officer and such other duties and responsibilities consistent with his position as may be assigned by the Employer from time to time. The Executive shall be principally based at his home office in the State of Texas (“Place of Employment”) and shall report directly to the Chief Executive Officer. c. The Executive’s employment with the Employer will commence on January 15, 2024 (the “Commencement Date”), and the Executive’s employment hereunder will continue for an indefinite period of time until terminated in accordance with the terms of this Agreement or applicable law (the “Term”).

Page 2 of 19 d. During the Term, the Executive will at all times: i. well and faithfully serve the Employer, and act honestly and in good faith in the best interests of the Employer; ii. devote all of the Executive’s business time, attention and abilities, and provide his best efforts, expertise, skills and talents, to the business of the Employer, except as provided in Section 2(b); iii. adhere to all generally applicable written policies of the Employer, and obey and observe to the best of the Executive’s abilities all lawful orders and directives, whether verbal or written, of the Board; iv. act lawfully and professionally, and exercise the degree of care, diligence and skill that an executive employee would exercise in comparable circumstances; and v. to the best of the Executive’s abilities perform the duties and exercise the responsibilities required of the Executive under this Agreement. 2. PRIOR COMMITMENTS AND OUTSIDE ACTIVITIES a. The Executive represents and warrants to the Employer that the Executive has no existing common law, contractual or statutory obligations to his former employer or to any other person that will conflict with the Executive’s duties and responsibilities under this Agreement. b. During the term of this Agreement, the Executive will not be engaged directly or indirectly in any outside business activities, whether for profit or not-for-profit, as principal, partner, director, officer, active shareholder, advisor, employee or otherwise, without first having obtained the written permission of the Employer. 3. POLICIES a. The Executive agrees to comply with all generally applicable written policies applying to the Employer’s staff that may reasonably be issued by the Employer from time to time. The Executive agrees that the introduction, amendment and administration of such generally applicable written policies are within the sole discretion of the Employer. If the Employer introduces, amends or deletes such generally applicable written policies, such introduction, deletion or amendment will not constitute a constructive dismissal or breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement will prevail to the extent of the inconsistency. 4. COMPENSATION a. Upon the Commencement Date, and continuing during the Term, the Executive will earn the following annual compensation, less applicable statutory and regular payroll deductions and withholdings:

Page 3 of 19 Compensation Element $USD Annual Base Salary USD $630,000 (the “Base Salary”) Annual Short-Term Incentive 100% of Base Salary at Target (the “STI Bonus”) (0% - 200% of STI bonus target based on actual performance) Annual Long-Term Incentive Grant Targeted at 550% of Base Salary (the “LTI Grant”) Those eligible to participate in the long-term incentive plan (LTI Plan) maintained by the Employer’s parent company, RB Global, Inc. (“RB Global”) may be entitled to receive an equity award subject to the terms set forth in the relevant shareholder-approved equity plan. Grants under the LTI Plan are made at the complete discretion and subject to the approval of the Compensation Committee and are based on the recommendation of the senior management or the CEO. b. The structure of the STI Bonus and LTI Grant will be consistent with those granted to the Employer’s other executives and is subject to amendment from time to time by the Employer. Currently, LTI grants for executives are provided as follows: i. A mix of equity which may include restricted share units, performance share units, or stock options issued under RB Global’s 2023 Share Incentive Plan (as amended from time to time, the “Plan”), at varying percentages as set forth by and subject to approval of the Compensation Committee; ii. For illustrative purposes only, past LTI grants to executives have been comprised of a mixture of: (a) stock options having a ten-year term, vesting in equal one-third parts after the first, second and third anniversaries of the grant date, (b) restricted share units (RSUs) vesting in equal one-third parts after the first, second and third anniversaries of the grant date, and (c) performance share units (PSUs) vesting on the third anniversary of the grant date based on actual performance against pre-established criteria, with the number of share units that vest ranging from 0% to 200% of target based on actual performance. c. The specific terms and conditions for the LTI Grant (including but not limited to the provisions upon termination of employment will be based on the relevant plan and award documents. d. The Executive’s STI Bonus for 2024 will be a full year bonus, without proration, under RB Global’s STI plan for the 2024 performance year ending December 31, 2024. Such bonus shall be paid in accordance with the terms of RB Global’s STI plan. The Executive must be employed by the Employer at the time payment of such bonus would be made to be eligible for this bonus payment. e. The Executive will be eligible for a full year LTI grant, without proration, in respect of 2024; the equity grant is contingent on Compensation Committee approval. The specific terms and conditions for LTI Grants (including but not limited to the provisions upon termination of

Page 4 of 19 employment) will be based on the relevant plan and award documents of RB Global and may be subject to amendments from time to time. Such 2024 LTI grant shall have an economic value of USD $3,465,000, with the actual number of units being determined at the grant date. The 2024 LTI grant is subject to approval by the Compensation Committee. f. The Executive will be eligible for a sign-on grant (“SOG”) having an economic value of USD $1,000,000, comprised of (i) RSUs with an economic value of USD $500,000 vesting in equal one-third parts after the first, second, and third anniversaries of the grant date, and (ii) PSUs with economic value of $500,000 vesting on the third anniversary of the grant date based on the same pre-established performance criteria as the annual 2024 LTI grant, with the number of share units that ultimately vest ranging from 0% to 200% of target based on actual performance. The SOG will be awarded at the same time as the 2024 annual LTI grant and is subject to approval by the Compensation Committee. g. The Executive will be eligible for a sign-on cash bonus in the amount of USD $500,000 (less appropriate withholdings), payable in the first payroll cycle in the month following date of hire, and will be paid out according to normal payroll practices. This cash sign-on bonus is subject to a clawback where the Executive will pay back the amount in full if the Executive were to voluntarily end their employment before the first anniversary of employment, and the Executive will pay back half the full amount, or $250,000, if the Executive were to voluntarily end their employment after the first anniversary of employment and before the second anniversary of employment. h. Notwithstanding any other provisions in this Agreement to the contrary, the Executive will be subject to any written clawback/recoupment policy of the Employer in effect from time-to- time, allowing the recovery of incentive compensation previously paid or payable to the Executive in cases of proven misconduct or material financial restatement, whether pursuant to the requirements of Dodd-Frank Wall Street Reform and the Consumer Protection Act, the listing requirements of any national securities exchange on which common stock of the Employer is listed, or otherwise. 5. BENEFITS a. The Executive will be eligible to participate in the Employer’s US group benefit plans, subject to the terms and conditions of said plans and the applicable policies of the Employer and applicable benefits providers. Subject to the Executive’s eligibility, such benefits will include, without limitation, United States medical coverage satisfying the minimum essential coverage requirements under the United States Patient Protection and Affordable Care Act, short-term and long-term disability coverage, and term life insurance. b. The liability of the Employer with respect to the Executive’s employment benefits is limited to the premiums or portions of the premiums the Employer regularly pays on behalf of the Executive in connection with said employee benefits. The Executive agrees that the Employer is not, and will not be deemed to be, the insurer and, for greater certainty, the Employer will not be liable for any decision of a third-party benefits provider or insurer, including any decision to deny coverage or any other decision that affects the Executive’s benefits or insurance. c. The Executive will be eligible to contribute to the Employer’s US-based 401(k) savings plan pursuant to the terms of that plan. The Executive will be eligible to participate in the Employer’s Employee Share Purchase Plan, in accordance with the terms of that.

Page 5 of 19 6. EXPENSES a. The Employer will reimburse the Executive, in accordance with the Employer’s policies, for all authorized travel and other out-of-pocket expenses actually and properly incurred by the Executive in the course of carrying out the Executive’s duties and responsibilities under this Agreement. 7. HOURS OF WORK AND OVERTIME a. Given the management nature of the Executive’s position, the Executive is required to work additional hours from time to time and is not eligible for overtime pay. The Executive acknowledges and agrees that the compensation provided under this Agreement represents full compensation for all of the Executive’s working hours and services, including overtime. 8. PAID TIME OFF (PTO) a. The Executive will earn up to five (5) weeks (or twenty-five (25) business days) of paid time off (PTO) per annum. b. The Executive will take his PTO subject to business needs, and in accordance with the Employer’s PTO policy in effect from time to time. c. Annual PTO must be taken and may not be accrued, deferred or banked without the Employer’s written approval. 9. TERMINATION OF EMPLOYMENT a. Termination for cause: The Employer may terminate the Executive’s employment at any time for Cause, after providing Executive with at least 30 days’ notice of such proposed termination and 15 days to remedy the alleged defect. In this Agreement, “Cause” means the willful and continued failure by the Executive to substantially perform, or otherwise properly carry out, the Executive’s duties on behalf of RB Global or its operating affiliates, or to follow, in any material respect, the lawful policies, procedures, instructions or directions of the Employer or any applicable affiliate (other than any such failure resulting from the Executive’s disability or incapacity due to physical or mental illness), or the Executive willfully or intentionally engaging in illegal or fraudulent conduct, financial impropriety, intentional dishonesty, breach of duty of loyalty or any similar intentional act which is materially injurious RB Global or an affiliate, or which may have the effect of materially injuring the reputation, business or business relationships of the Employer or an affiliate, or any other act or omission constituting cause for termination of employment without notice or pay in lieu of notice at common law. For the purposes of this definition, no act, or failure to act, on the part of an Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omissions were in, or not opposed to, the best interests of the Employer and its affiliates. In the event of termination for Cause, the rights of the Executive with respect to any PSUs, RSUs (including those issued as part of the SOG) or stock options granted pursuant to the Plan or any successor plan providing for grants of PSUs, RSUs, or stock options, and pursuant to any and all PSU, RSU and stock option grant agreements, will be governed pursuant to the terms of the Plan, or any successor plan thereto, and respective grant agreements for such PSUs, RSUs and stock options.

Page 6 of 19 b. Termination for Good Reason: The Executive may terminate his employment with the Employer for Good Reason by delivery of written notice to the Employer within the sixty (60) day period commencing upon the occurrence of Good Reason including the basis for such Good Reason (with such termination effective thirty (30) days after such written notice is delivered to the Employer and only in the event that the Employer fails or is unable to cure such Good Reason within such thirty (30) day period). In the event of a termination of the Executive’s employment for Good Reason, the Executive will receive pay and benefits as if terminated by the Employer without Cause under Section 9 c. below, and the termination shall be regarded as a termination without Cause for purposes of the Plan. In this Agreement, “Good Reason” means (1) a material adverse change by RB Global or an affiliate, without the Executive’s consent, to the Executive’s position, authority, duties, responsibilities, Executive’s place of residence, Base Salary or the potential short-term or long-term incentive bonus the Executive is eligible to earn, (2) a change in the Executive’s reporting such that the Executive no longer reports directly to the CEO or (3) a requirement by the Employer that the Executive’s regular Place of Employment be changed, but does not include a change in the Executive’s duties and/or responsibilities arising from a change in the scope or nature of RB Global’s business operations, provided such change does not adversely affect the Executive’s position or authority or is a change across the board affecting similar executives in a similar fashion. c. Termination without Cause: The Employer may terminate the Executive’s employment at any time, without Cause by providing the Executive with the following: i. Eighteen (18) months’ Base Salary and STI Bonus at Target; ii. all equity awards will be governed by the terms of the relevant plan; iii. an STI Bonus (at target) for the year of termination of employment, pro-rated based on the number of days of employment in the year up to the Termination Date; iv. continued extended health and dental benefits coverage at active employee rates until the earlier of the first anniversary of the termination of the Executive’s employment or the date on which the Executive begins new full-time employment. d. Resignation: The Executive may terminate his employment with the Employer at any time by providing the Employer with three (3) months’ notice in writing to that effect. If the Executive provides the Employer with written notice under this Section, the Employer may waive such notice, in whole or in part, in which case the Employer will pay the Executive the Base Salary only for the amount of time remaining in that notice period and the Executive’s employment will terminate on the earlier date specified by the Employer without any further compensation. In the event of resignation, the rights of the Executive with respect to any PSUs, RSUs (including those issued as part of the SOG) or stock options granted pursuant to the Plan, or any successor plans thereto, and pursuant to any and all PSU, RSU and stock option grant agreements, will be governed pursuant to the terms of the Plan (or their successor plans, as applicable) and respective grant agreements for such PSUs, RSUs and stock options. e. Retirement: In the event of the Executive’s retirement, as defined by the Employer’s policies, the rights of the Executive with respect to any PSUs, RSUs (including those issued as part of the SOG) or stock options granted pursuant to the Plan, or any successor plans, as applicable, and pursuant to any and all PSU, RSU and stock option grant agreements, will be governed pursuant to the terms of the Plan (or any successor plans, as applicable) and respective grant

Page 7 of 19 agreements for such PSUs, RSUs and stock options. The Executive acknowledges that RB Global is currently revising its retirement policy and it is anticipated that eligibility for retirement shall occur at either a certain age (e.g., age 65) or years of service (e.g., 20 years of service) or some combination thereof (e.g., age 55 and 10 years of service) under applicable equity plans, and will be based on the relevant plan and award documents of RB Global and may be subject to amendments from time to time. f. Termination Without Cause or For Good Reason Following Change of Control: In the event of Termination without Cause or for Good Reason within one (1) year of a change of control of RBA Pubco, the Executive will have the rights set forth in the Change of Control Agreement attached as Exhibit “A” hereto. g. Deductions and withholdings: All payments under this Section are subject to applicable statutory and regular payroll deductions and withholdings in the US as applicable. h. Terms of Payment upon Termination: Upon termination of the Executive’s employment, for any reason: i. Subject to Section 9 b. and except as limited by Section 9 h. (ii), the Employer will pay the Executive all earned and unpaid Base Salary, earned and unpaid vacation pay, and the prorated STI Bonus for year of termination, up to and including the Executive’s last day of active employment with the Employer (the “Termination Date”), with such payment to be made within five (5) business days of the Termination Date. ii. In the event of resignation by the Executive or termination of the Executive’s employment for Cause, no STI Bonus will be payable to the Executive; and iii. On the Termination Date, the Executive will immediately deliver to the Employer all files, computer disks, Confidential Information, information and documents pertaining to the Employer’s Business, and all other property of the Employer that is in the Executive’s possession or control, without making or retaining any copy, duplication or reproduction of such files, computer disks, Confidential Information, information or documents without the Employer’s express written consent. i. Other than as expressly provided herein, the Executive will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits, rights and damages of any kind. The Executive acknowledges and agrees that, in the event of a payment under Section 9 b. or Section 9 c. of this Agreement, the Executive will not be entitled to any other payment in connection with the termination of the Executive’s employment. Notwithstanding the foregoing, in the event of a termination without Cause, the Employer will not be required to pay any Base Salary or STI Bonus to the Executive beyond that earned by the Executive up to and including the Termination Date, unless the Executive signs within forty (40) days of the Termination Date and does not revoke a full and general release (the “Release”) of any and all claims that the Executive has against the Employer or its affiliates and such entities’ past and then current officers, directors, owners, managers, members, agents and employees relating to all matters, in form and substance satisfactory to the Employer, provided, however, that the payment shall not occur prior to the effective date of the Release, provided further that if the maximum period during which Executive can consider and revoke the release begins in one calendar year and ends in another calendar year, then such payment shall not be made until the first payroll date occurring after the later of (A) the last day of the

Page 8 of 19 calendar year in which such period begins, and (B) the date on which the Release becomes effective. j. Notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of the Executive employment with the Employer unless otherwise amended in writing and signed by the Employer. k. Agreement authorizing payroll deductions: If, on the date the employment relationship ends, regardless of the reason, the Executive owes the Employer any money (whether pursuant to an advance, overpayment, debt, error in payment, or any other reason), the Executive hereby authorizes the Employer to deduct any such debt amount from the Executive’s salary, severance or any other payment due to the Executive. Any remaining debt will be immediately payable to the Employer and the Executive agrees to satisfy such debt within 14 days of the Termination Date or any demand for repayment. 10. SHARE OWNERSHIP REQUIREMENTS a. The Executive will be subject to RB Global’s share ownership guideline policy, as amended from time to time. Current share ownership requirement for this position is three times base salary. 11. CONFIDENTIAL INFORMATION a. In this Agreement “Confidential Information” means information proprietary to the Employer or RB Global that is not publicly known or available, including but not limited to personnel information, customer information, supplier information, contractor information, pricing information, financial information, marketing information, business opportunities, technology, research and development, manufacturing and information relating to intellectual property, owned, licensed, or used by the Employer or its affiliates or in which the Employer or its affiliates otherwise have an interest, and includes Confidential Information created by the Executive in the course of his employment, jointly or alone. The Executive acknowledges that the Confidential Information is the exclusive property of the Employer. b. The Executive agrees at all times during the Term and after the Term, to hold the Confidential Information in strictest confidence and not to disclose it to any person or entity without written authorization from the Employer and the Executive agrees not to copy or remove it from the Employer’s premises except in pursuit of the Employer’s business, or to use or attempt to use it for any purpose other than the performance of the Executive’s duties on behalf of the Employer. c. The Executive agrees, at all times during and after the Term, not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance, marketing or selling, of any products and/or services which are competitive with the products and services of the Employer or RB Global. d. Upon the request of the Employer, and in any event upon the termination of the Executive’s employment with the Employer, the Executive will immediately return to the Employer all materials, including all copies in whatever form containing the Confidential Information which are within the Executive’s possession or control.

Page 9 of 19 12. INVENTIONS a. In this Agreement, “Invention” means any invention, improvement, method, process, advertisement, concept, system, apparatus, design or computer program or software, system or database. b. The Executive acknowledges and agrees that every Invention which the Executive may, at any time during the terms of his employment with the Employer or its affiliates, make, devise or conceive, individually or jointly with others, whether during the Employer’s business hours or otherwise, and which relates in any manner to the Employer’s business will belong to, and be the exclusive property of the Employer, and the Executive will make full and prompt disclosure to the Employer of every such Invention. The Executive hereby irrevocably waives all moral rights that the Executive may have in every such Invention. c. The Executive undertakes to, and hereby does, assign to the Employer, or its nominee, every such Invention and to execute all assignments or other instruments and to do any other things necessary and proper to confirm the Employer’s right and title in and to every such Invention. The Executive further undertakes to perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer and at the Employer’s expense for every such Invention in whatever countries the Employer may desire, without payment by the Employer to the Executive of any royalty, license fee, price or additional compensation. d. The Executive acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101). 13. NON-SOLICITATION a. The Executive acknowledges that in the course of the Executive’s employment with the Employer the Executive will develop close relationships with RB Global’s clients, customers and employees, and that the Employer’s goodwill depends on the development and maintenance of such relationships. The Executive acknowledges that the preservation of the Employer’s goodwill and the protection of its relationships with its customers and employees are proprietary rights that the Employer is entitled to protect. b. The Executive will not during the Applicable Period, whether individually or in partnership or jointly or in conjunction with any person or persons, as principal, agent, shareholder, director, officer, employee or in any other manner whatsoever: i. solicit any client or customer of RB Global with whom the Executive dealt during the twelve (12) months immediately prior to the termination of the Executive’s employment with the Employer (however caused) for the purposes of (a) causing or trying to cause such client or customer to cease doing business with RB Global or to reduce such business with RB Global by diverting it elsewhere or (b) providing products or services that are the same as or competitive with the business of RB Global in the area of facilitating the exchange of industrial equipment and vehicles, provided, for greater clarity, that such limitation shall not restrict the Executive from the general exchange of industrial equipment or vehicles as part of the normal business operations of a future employer where such employer is not engaged in the exchange of industrial equipment or

Page 10 of 19 vehicles by way of auctions or online exchange platforms similar to those operated by RB Global; or ii. seek in any way to solicit, engage, persuade or entice, or attempt to solicit, engage, persuade or entice any employee of the Employer, to leave his or her employment with the Employer, The “Applicable Period” means a period of twelve (12) months following termination, regardless of the reason for such termination or the party effecting it. 14. NON-COMPETITION a. The Executive agrees that, without the prior written consent of the Employer, the Executive will not, directly or indirectly, in a capacity similar to that of the Executive with the Employer, carry on, be engaged in, be concerned with or interested in, perform services for, or be employed in a business which is the same as or competitive with the business of RB Global in the area of asset management or facilitating the exchange of industrial equipment or vehicle assets, or in the area of the buying, selling or auctioning of industrial equipment or vehicle assets, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, officer or shareholder. The foregoing restriction will be in effect for a period of twelve (12) months following the termination of the Executive’s employment, regardless of the reason for such termination or the party effecting it, within the geographical area of Canada and the United States. 15. REMEDIES FOR BREACH OF RESTRICTIVE COVENANTS a. The Executive acknowledges that the restrictions contained in Sections 9 h. iii., 11, 12, 13, and 14 of this Agreement are, in view of the nature of the Employer’s business, reasonable and necessary in order to protect the legitimate interests of the Employer and that any violation of those Sections would result in irreparable injuries and harm to the Employer, and that damages alone would be an inadequate remedy. b. The Executive hereby agrees that the Employer will be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or recurrence of a breach of this Agreement and that the Employer will be entitled to its reasonable legal costs and expenses, including but not limited to its attorneys’ fees, incurred in properly enforcing a provision of this Agreement. c. Nothing contained herein will be construed as a waiver of any of the rights that the Employer may have for damages or otherwise. d. The Executive and the Employer expressly agree that the provisions of Sections 9 h. iii., 11, 12, 13, 14, and 21 of this Agreement will survive the termination of the Executive’s employment for any reason. 16. GOVERNING LAW a. This Agreement will be governed by the laws of the Province of British Columbia. 17. SEVERABILITY a. All sections, paragraphs and covenants contained in this Agreement are severable, and in the event that any of them will be held to be invalid, unenforceable or void by a court of a

Page 11 of 19 competent jurisdiction, such sections, paragraphs or covenants will be severed and the remainder of this Agreement will remain in full force and effect. 18. ENTIRE AGREEMENT a. This Agreement, including the Appendices, and any other documents referenced herein, contains the complete agreement concerning the Executive’s employment by the Employer and will, as of the date it is executed, supersede any and all other employment agreements between the parties. b. The parties agree that there are no other contracts or agreements between them, and that neither of them has made any representations, including but not limited to negligent misrepresentations, to the other except such representations as are specifically set forth in this Agreement, and that any statements or representations that may previously have been made by either of them to the other have not been relied on in connection with the execution of this Agreement and are of no effect. c. No waiver, amendment or modification of this Agreement or any covenant, condition or restriction herein contained will be valid unless executed in writing by the party to be charged therewith, with the exception of those modifications expressly permitted within this Agreement. Should the parties agree to waive, amend or modify any provision of this Agreement, such waiver, amendment or modification will not affect the enforceability of any other provision of this Agreement. Notwithstanding the foregoing, the Employer may unilaterally amend the provisions of Section 10 c. relating to provision of certain health benefits following termination of employment to the extent the Employer deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Employer or any of its Affiliates, including, without limitation, under Section 4980D of the U.S. Internal Revenue Code. 19. CONSIDERATION a. The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties hereby waive any and all defenses relating to an alleged failure or lack of consideration in connection with this Agreement. 20. INTERPRETATION a. Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement. 21. DISPUTE RESOLUTION In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Employer seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved in strict confidence as follows: a. Amicable Negotiation – The parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them via amicable negotiations;

Page 12 of 19 b. Arbitration – If the parties have been unable to resolve a dispute for more than 90 days, or such other period agreed to in writing by the parties, either party may refer the dispute for final and binding arbitration by providing written notice to the other party. If the parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either party may make application to the British Columbia Arbitration and Mediation Society to appoint one. The arbitration will be held in Vancouver, British Columbia in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration, and each party will bear its own costs, including one-half share of the arbitrator’s fees. 22. ENUREMENT a. The provisions of this Agreement will enure to the benefit of and be binding upon the parties, their heirs, executors, personal legal representatives and permitted assigns, and related companies. b. This Agreement may be assigned by the Employer in its discretion, in which case the assignee shall become the Employer for purposes of this Agreement. This Agreement will not be assigned by the Executive. Dated this 11th day of December 2023. Signed, Sealed and Delivered by ERIC JOHN GUERIN in the presence of: /s/ Jeannie Guerin Name Jennie Guerin Address Occupation ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) /s/ Eric Guerin ERIC JOHN GUERIN RITCHIE BROS. AUCTIONEERS (CANADA) LTD. Per: /s/ Drew Fesler Authorized Signatory

Page 13 of 19 CHANGE OF CONTROL AGREEMENT THIS AGREEMENT executed on the 11th day of December, 2023. BETWEEN: RITCHIE BROS. AUCTIONEERS (CANADA) LTD., a corporation incorporated under the laws of Canada, and having an office at 9500 Glenlyon Parkway, Burnaby, British Columbia, V5J 0C6 (the “Company”) AND: ERIC JOHN GUERIN (the “Executive”) WITNESSES THAT WHEREAS: A. The Executive is an executive of the Company and the Parent Company (as defined below) and is considered by the Board of Directors of the Parent Company (the “Board”) to be a vital employee with special skills and abilities, and will be well-versed in knowledge of the Company’s business and the industry in which it is engaged; B. The Board recognizes that it is essential and in the best interests of the Company and its shareholders that the Company retain and encourage the Executive’s continuing service and dedication to his office and employment without distraction caused by the uncertainties, risks and potentially disturbing circumstances that could arise from a possible change in control of the Parent Company; C. The Board further believes that it is in the best interests of the Company and its shareholders, in the event of a change of control of the Parent Company, to maintain the cohesiveness of the Company’s senior management team so as to ensure a successful transition, maximize shareholder value and maintain the performance of the Company; D. The Board further believes that the service of the Executive to the Company requires that the Executive receive fair treatment in the event of a change in control of the Parent Company; and E. In order to induce the Executive to remain in the employ of the Company notwithstanding a possible change of control, the Company has agreed to provide to the Executive certain benefits in the event of a change of control. NOW THEREFORE in consideration of the premises and the covenants herein contained on the part of the parties hereto and in consideration of the Executive continuing in office and in the employment of the Company, the Company and the Executive hereby covenant and agree as follows: 1. Definitions In this Agreement, (a) “Agreement” means this agreement as amended or supplemented in writing from time to time;

Page 14 of 19 (b) “Annual Base Salary” means the annual salary payable to the Executive by the Company from time to time, but excludes any bonuses and any director’s fees paid to the Executive by the Company; (c) “STI Bonus” means the annual at target short-term incentive bonus the Executive is eligible to earn under the Employment Agreement, in accordance with the short-term incentive bonus plan; (d) “Change of Control” means: (i) a Person, or group of Persons acting jointly or in concert, acquiring or accumulating beneficial ownership of more than 50% of the Voting Shares of the Parent Company; (ii) a Person, or Group of Persons acting jointly or in concert, holding at least 25% of the Voting Shares of the Parent Company and being able to change the composition of the Board of Directors by having the Person’s, or Group of Persons’, nominees elected as a majority of the Board of Directors of the Parent Company; (iii) the arm’s length sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Parent Company, over a period of one year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement; or (iv) a reorganization, merger or consolidation or sale or other disposition of substantially all the assets of the Company (a “Business Combination”), unless following such Business Combination the Parent Company beneficially owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries. (e) “Date of Termination” means the date when the Executive ceases to actively provide services to the Company, or the date when the Company instructs him to stop reporting to work; (f) “Employment Agreement” means the employment agreement between the Company and the Executive dated December 11, 2023; (g) “Good Reason” means either: (i) Good Reason as defined in the Employment Agreement; or (ii) the failure of the Company to obtain from a successor to all or substantially all of the business or assets of the Parent Company, the successor’s agreement to continue to employ the Executive on substantially similar terms and conditions as contained in the Employment Agreement; (h) “Cause” has the meaning defined in the Employment Agreement. (i) “Parent Company” means RB Global, Inc.

Page 15 of 19 (j) “Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and (k) “Voting Shares” means any securities of the Parent Company ordinarily carrying the right to vote at elections for directors of the Board, provided that if any such security at any time carries the right to cast more than one vote for the election of directors, such security will, when and so long as it carries such right, be considered for the purposes of this Agreement to constitute and be such number of securities of the Parent Company as is equal to the number of votes for the election of directors that may be cast by its holder. 2. Scope of Agreement (a) The parties intend that this Agreement set out certain of their respective rights and obligations in certain circumstances upon or after Change of Control as set out in this Agreement. (b) This Agreement does not purport to provide for any other terms of the Executive’s employment with the Company or to contain the parties’ respective rights and obligations on the termination of the Executive’s employment with the Company in circumstances other than those upon or after Change of Control as set out in this Agreement. (c) Where there is any conflict between this Agreement and (i) the Employment Agreement, or (ii) a Company plan or policy relating to compensation or executive programs, the terms of this Agreement will prevail. 3. Compensation Upon or After Change of Control (a) If the Executive’s employment with the Company is terminated (i) by the Company without Cause upon a Change of Control or within two years following a Change of Control; or (ii) by the Executive for Good Reason upon a Change of Control or within one (1) year following a Change of Control: (i) the Company will pay to the Executive a lump sum cash amount equal to the aggregate of: A. one and one-half (1.5) times Base Salary; B. one and one-half (1.5) times at-target STI Bonus; C. one and one-half (1.5) times the annual premium cost that would be incurred by the Company to continue to provide to the Executive all health, dental and life insurance benefits provided to the Executive immediately before the Date of Termination; D. the earned and unpaid Base Salary and vacation pay to the Date of Termination; and E. an amount calculated by dividing by 365 the Executive’s target bonus under the STI Bonus for the fiscal year in which the Date of Termination occurs, and multiplying that number by the number of days completed in the fiscal year as of the Date of Termination.

Page 16 of 19 (ii) the Executive will continue to have all rights held by the Executive pursuant to the Ritchie Bros. Auctioneers Incorporated 2023 Share Incentive Plan (as amended from time to time, the “Plan”), and under any and all grant agreements representing awards granted under the Plan, respectively, granted on or before the Change of Control. (b) All amounts payable pursuant to this section 3 are subject to required statutory deductions and withholdings. (c) No such payment pursuant to this Section 3 shall be made unless the Executive signs within sixty (60) days of the Termination Date and does not revoke a full and general release (the “Release”) of any and all claims that the Executive has against the Company or its affiliates and such entities’ past and then current officers, directors, owners, managers, members, agents and employees relating to all matters, in form and substance satisfactory to the Company, provided, however, that the payment shall not occur prior to the effective date of the Release, provided further that if the maximum period during which Executive can consider and revoke the release begins in one calendar year and ends in another calendar year, then such payment shall not be made until the first payroll date occurring after the later of (A) the last day of the calendar year in which such period begins, and (B) the date on which the Release becomes effective. 4. Binding on Successors (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in favour of the Executive and in form and substance satisfactory to the Executive, to expressly assume and agree to perform all the obligations of the Company under this Agreement that would be required to be observed or performed by the Company pursuant to section 3. As used in this Agreement, “Company” means the Company and any successor to its business or assets as aforesaid which executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. (b) This Agreement will enure to the benefit of and be enforceable by the Executive’s successors and legal representatives but otherwise it is not assignable by the Executive. 5. No Obligation to Mitigate; No Other Agreement (a) The Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement, or any damages resulting from a failure of the Company to make any such payment or to provide any such benefit, by seeking other employment, taking early retirement, or otherwise, nor, except as expressly provided in this Agreement, will the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of taking early retirement, employment by another employer after termination or otherwise. (b) The Executive represents and warrants to the Company that the Executive has no agreement or understanding with the Company in respect of the subject matters of this Agreement, except as set out in this Agreement. 6. Exhaustive Compensation

Page 17 of 19 The Executive agrees with and acknowledges to the Company that the compensation provided for under section 3 of this Agreement is all the compensation payable by the Company to the Executive in relation to a Change of Control, or his termination from employment upon or subsequent to a Change of Control, under the circumstances provided for in this Agreement. The Executive further agrees and acknowledges that in the event of payment under section 3 of this Agreement, he will not be entitled to any termination payment under the Employment Agreement. 7. Amendment and Waiver No amendment or waiver of this Agreement will be binding unless executed in writing by the parties to be bound by this Agreement. 8. Choice of Law This Agreement will be governed and interpreted in accordance with the laws of the Province of British Columbia, which will be the proper law hereof. 9. Severability If any section, subsection or other part of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such invalid or unenforceable section, subsection or part will be severable and severed from this Agreement, and the remainder of this Agreement will not be affected thereby but remain in full force and effect. 10. Notices Any notice or other communication required or permitted to be given hereunder must be in writing and given by facsimile or other means of electronic communication, or by hand-delivery, as hereinafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication or by hand delivery, will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. Notices and other communications will be addressed as follows:

Page 18 of 19 (a) if to the Executive: Eric John Guerin _____________________ _____________________ _____________________ (b) if to the Company: 9500 Glenlyon Parkway Burnaby, British Columbia V5J 0C6 Attention: Chief Legal Officer Facsimile: (778) 331-5501 11. Copy of Agreement The Executive hereby acknowledges receipt of a copy of this Agreement executed by the Company. 12. Effect of Section 409A Payments and benefits provided under or referenced in this Agreement are intended to be designed in such a manner that they are either exempt from the application of, or comply with, the requirements of, Section 409A of the U.S. Internal Revenue Code and the regulations issued thereunder (collectively, as in effect from time to time, “Section 409A”) and shall be construed, administered and interpreted in accordance with such intention. If, as of the date of the Executive’s termination, the Executive is a “specified employee” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A and to avoid the imposition of taxes and/or penalties under Section 409A, payment to the Executive of any amount or benefit under this Agreement or any other Employer plan, program or agreement that constitutes “nonqualified deferred compensation” under Section 409A and which under the terms of this Agreement or any other Employer plan, program or arrangement would otherwise be payable as a result of and within six (6) months following such termination shall be delayed, as provided under current regulatory requirements under Section 409A, until the earlier of (i) five (5) days after the Employer receives notification of the Executive’s death or (ii) the first business day of the seventh month following the date of the Executive’s termination. Any payment or benefit under this Agreement that is payable upon a termination of the Executive’s employment shall only be paid or provided to the Executive upon a “separation from service” within the meaning of Section 409A. If the Executive or the Company determine that any payment, benefit, distribution, deferral election, or any other action or arrangement contemplated by the provisions of this Agreement would, if undertaken or implemented, cause the Executive to become subject to taxes and/or penalties under Section 409A, then such payment, benefit, distribution, deferral election or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of this Agreement will be deemed modified in order to provide the Executive with the intended economic benefit and comply with the requirements of Section 409A. To the extent necessary to cause payments under this Agreement to be exempt from, or comply with, Section 409A, the term Change of Control shall mean a “change in control event” within the meaning of Section 409A

Page 19 of 19 RITCHIE BROS. AUCTIONEERS (CANADA) LTD. By: /s/ Drew Fesler______________________________ Name: Drew Fesler ____________________________ Signed, Sealed and Delivered by ERIC JOHN GUERIN in the presence of: /s/ Jeannie Guerin Name Jennie Guerin Address Occupation ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) /s/ Eric Guerin ERIC JOHN GUERIN